Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Reports 2010 Results
Full Year 2010 Highlights:
•	Record revenues

•	Record distributable cash flow

•	Net income per unit of $1.54

•	Acquisitions totaling $179 million to fuel future growth

•	Elimination of incentive distribution rights
Fourth Quarter 2010 Highlights:
•	Record distributable cash flow

•	Net income per unit of $0.39

•	Distribution of $0.54 per unit
HOUSTON, February 10, 2011 — Natural Resource Partners L.P. (NYSE:NRP) today reported record revenues and distributable cash flow for the year ended December 31, 2010. Annual revenues increased 18% over 2009 to a record $301.4 million. Distributable cash flow, a non-GAAP measure, increased 27% over the full year 2009 to $227.0 million. Net income attributable to the limited partners of $125.9 million increased 59% over the same period last year. Net income per unit improved 32% to $1.54 from the $1.17 per unit reported for 2009. A reconciliation of distributable cash flow to GAAP is included in the table at the end of the release.
For the fourth quarter 2010, NRP reported revenues of $77.5 million, an increase of 18% over the fourth quarter 2009. Distributable cash flow for the fourth quarter rose to a record $75.2 million, an increase of 18% over the same quarter last year. Net income per unit for the fourth quarter 2010 was $0.39 flat with the fourth quarter of 2009.
“The coal market improved throughout the year leading us to results that greatly exceeded our initial expectations,” said Nick Carter, President and Chief Operating Officer. “We generated revenue in excess of $300 million for the first time, and in 2011 we continue to see an improving market for metallurgical coal, and to a more limited extent, steam coal.”

	Three Months Ended	Three Months Ended	% Change	Year Ended Dec. 31,	Year Ended Dec.31,	% Change
Highlights	Dec. 31, 2010	Dec. 31, 2009	Three Months	2010	2009	Year
	(in thousands except per unit, per ton and %)
Revenues
Total revenues:	$77,543	$65,902	18%	$301,401	$256,084	18%
Coal production:	12,113	11,299	7%	47,052	46,848	—
Coal royalty revenues:	$56,626	$48,327	17%	$221,761	$196,621	13%
Average coal royalty revenue per ton:	$4.67	$4.28	9%	$4.71	$4.20	12%
Revenues other than coal royalties:	$20,917	$17,575	19%	$79,640	$59,463	34%

Net income
Net income to limited partners:	$41,656	$27,391	52%	$125,925	$78,954	59%
Net income per unit:	$0.39	$0.39	—	$1.54	$1.17	32%
Average units outstanding:	106,028	69,451	53%	81,917	67,702	21%

Distributable cash flow:	$75,154	$63,812	18%	$226,995	$178,434	27%
Revenues
Full Year
NRP had record revenues of $301.4 million for the year ended December 31, 2010, an increase of $45.3 million, or 18% over the prior year. Revenues rose primarily due to improved coal royalties, increased minimum royalties recognized as income and improved processing and transportation fees.
Coal royalty revenues for 2010 improved $25.2 million to $221.8 million over the full year 2009, due to a 12% or $0.51 improvement in coal royalty revenue per ton. Minimums recognized as revenues increased $12.9 million mainly due to a non-recoupable minimum received in 2010 with respect to the Hillsboro property in Illinois. In future years, the minimums received with respect to this property will be reflected as revenue only when recouped through production. In addition, coal processing and transportation fees rose $4.0 million or 20% increase due to improved pricing and additional throughput.
Metallurgical coal accounted for 32% of NRP’s production and 38% of its coal royalty revenues for the calendar year 2010 compared to 26% of production and 33% of coal royalty revenues in 2009.
Fourth Quarter
NRP generated quarterly revenues of $77.5 million for the fourth quarter 2010, an 18% rise over the fourth quarter 2009 due to increases in both the production of and realized prices for coal. Production in the fourth quarter 2010 rose 7% to 12.1 million tons and
NRP Reports 2010 and 4Q10 Results

the average coal royalty revenue per ton increased 9% over the same quarter last year to $4.67.
Revenues other than coal royalties increased 19%, or $3.3 million, from the fourth quarter 2009 mainly due to a $3.1 million quarterly non-recoupable minimum recognized as income for each quarter of 2010 with respect to the Hillsboro property in Illinois. After this year, minimums received with respect to this property will only be recognized as revenues when recouped through production;
Operating Expenses
Full Year
Operating costs for the 2010 calendar year increased 3% or $3.2 million mainly due to increased general and administrative expenses partially offset by decreased depreciation, depletion and amortization. Depreciation, depletion and amortization in 2009 included an $8.2 million write-off of a property as a result of a mine closure in 2009.
Fourth Quarter
NRP incurred total operating costs and expenses of $24.7 million in the fourth quarter of 2010, up by $2.3 million over the $22.4 million reported for the fourth quarter of 2009. This increase was mainly due to an increase in general and administrative expenses, as well as depreciation, depletion and amortization, partially offset by lower coal royalty and override payments.
Net income
Full Year
Net income to the limited partners increased $47.0 million, or 59%, for the full year of 2010 when compared to the same period in 2009, predominantly due to improved revenues. Included in the $47.0 million is a $7.5 million improvement due to the elimination of the incentive distribution rights in September 2010. Net income per unit for the calendar year 2010 rose by 32%, or $0.37 per unit, to $1.54 per unit, despite a 21% increase in the number of units outstanding during the respective time periods.
Fourth Quarter
Net income to the limited partners increased 52%, or $14.3 million, to $41.7 million in the fourth quarter 2010. Approximately a third of this increase was associated with increased revenues while $5.0 million was associated with the elimination of the incentive distribution rights announced by NRP in late September 2010. Net income per unit remained flat at $0.39 per unit even though there was a 53% increase in the average number of units outstanding in the fourth quarter 2010 versus the same period last year.
Distributable cash flow
Full Year
Distributable cash flow increased $48.6 million, or 27%, to a record $227.0 million for the year ended December 31, 2010 versus the same period last year due to improved revenues, primarily coal royalty revenues. Similar to 2009, NRP reserved $31.7 million from distributable cash flow to make regular scheduled payments on its senior notes.
NRP Reports 2010 and 4Q10 Results

Fourth Quarter
Distributable cash flow rose 18% over the fourth quarter of 2009 to a record $75.2 million for the fourth quarter of 2010, due to the improved revenues.
Fourth Quarter 2010 compared to Third Quarter 2010

	4Q10	3Q10	% Change
	(in thousands, except per
	ton and per unit)
Total revenues:	$77,543	$80,752	(4%)
Coal production:	12,113	12,367	(2%)
Coal royalty revenues:	$56,626	$60,142	(6%)
Average coal royalty revenue per ton:	$4.67	$4.86	(4%)
Revenues other than coal royalty:	$20,917	$20,610	1%
Net income to limited partners:	$41,656	$39,350	6%
GAAP net income per unit:	$0.39	$0.51	(24%)
Adjusted net income per unit:	$0.39	$0.37	5%
Average units outstanding:	106,028	77,896	36%
Distributable cash flow:	$75,154	$54,227	39%
Revenues
Total revenues for the fourth quarter 2010 declined modestly from the third quarter 2010, to $77.5 million, mainly due to a slight decrease in the realized coal royalty revenue per ton. Average coal royalty revenue per ton decreased $0.19 to $4.67 while coal production from NRP’s properties declined 2% to 12.1 million tons. Revenues other than coal royalty increased modestly due to increased oil and gas royalties and coal processing fees offset by minor declines in the other categories.
Operating Expenses
Operating expenses for the fourth quarter of 2010 declined $5.7 million from the third quarter with declines in every classification. Cash expenses accounted for 43% of the decline while the remainder was associated with non-cash expenses.
Net income
Net income to the limited partners increased $2.3 million to $41.7 million in the fourth quarter, due to the decline in operating expenses during the fourth quarter. Net income per unit was $0.39 for the fourth quarter of 2010 compared to $0.37 per unit for the third quarter excluding the impact of the elimination of the incentive distribution rights.
Distributable cash flow
Distributable cash flow increased $20.9 million, or 39%, to $75.2 million due predominantly to additional receipts of minimums in the fourth quarter and a scheduled interest payment that was made on NRP’s senior notes in the third quarter that lowered distributable cash flow.
NRP Reports 2010 and 4Q10 Results

Current Market
Throughout 2010 the coal markets improved. Metallurgical coal prices increased substantially in the first half of 2010 and stabilized in the second half of the year at prices approximately twice that of a year ago. In the last two months, however, the coal industry experienced significant supply disruptions from flooding in Australia, Columbia and Venezuela, and rail issues in South Africa. These disruptions have had a significant impact on spot pricing of metallurgical coal and at this time it is difficult to gauge how long supplies are going to be curtailed and the longer term impact it will have on metallurgical coal pricing. Long-term metallurgical coal supply curtailments could cause some thermal coal to shift into the metallurgical coal market, causing shortages in thermal coal as well. Demand for steam coal and for metallurgical coal has improved significantly over the last year as the economy in the United States and other countries around the globe have improved. During 2010, record coal burns at the utilities have allowed stockpiles to decline significantly from the high levels seen in 2009.
Acquisitions and Liquidity
In 2010, NRP invested approximately $179 million in acquisitions that will lead to future growth for NRP. Most of the investment was related to two projects: the Deer Run mine in the Illinois Basin and the formation of BRP, a venture with International Paper that contains the mineral rights on more than 7 million acres. Both of these projects should have increasing cash flows as NRP advances into 2012 and beyond. The Deer Run mine, currently under development, is expected to increase coal royalty production for NRP in 2011 and dramatically increase production in 2012 as the longwall production commences. BRP should begin to increase revenues as further leasing of those reserves and mineral rights occur over the next several years. NRP personnel are actively engaged in soliciting new lessees for these additional mineral rights.
Since year-end, NRP has acquired additional reserves associated with the Deer Run mine for $70 million. Commitments for the remainder of 2011 on Deer Run are anticipated to be $40 million.
In the third quarter, NRP took a major step in simplifying its corporate structure. On September 20, NRP issued 32 million units to the holders of the incentive distribution rights in exchange for the permanent retirement of those rights. This transaction not only simplifies NRP’s structure but it also lowers NRP’s cost of capital, which is critical to completion of acquisitions and growing the partnership’s cash flows and distributions.
At year-end, NRP had a cash balance of $95.5 million and, following the $70 million acquisition completed in January 2011, NRP had $136.0 million available on its credit facility. These balances should allow NRP to fund its committed capital obligations of $40 million in 2011 and pursue additional acquisitions.
NRP Reports 2010 and 4Q10 Results

Distributions
As reported on January 19, 2011, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.54 per unit, unchanged from the third quarter 2010. NRP’s distributable cash flow more than covered its distributions for 2010.
Company Profile
Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the current coal market conditions and borrowing capacity. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

11-3	-Financial statements follow-

NRP Reports 2010 and 4Q10 Results

Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$4,452	$5,028	$18,676	$14,959
Central	36,183	30,669	144,934	132,543
Southern	3,610	4,627	19,405	19,382

Total Appalachia	$44,245	$40,324	$183,015	$166,884
Illinois Basin	9,903	5,785	30,210	22,019
Northern Powder River Basin	2,396	2,218	8,444	7,718
Gulf Coast	82	—	92	—

Total	$56,626	$48,327	$221,761	$196,621

Coal royalty production (tons):
Appalachia
Northern	1,224	1,639	4,900	4,943
Central	6,639	6,070	27,056	28,032
Southern	528	795	2,824	3,233

Total Appalachia	8,391	8,504	34,780	36,208
Illinois Basin	2,466	1,651	7,753	6,656
Northern Powder River Basin	1,207	1,144	4,467	3,984
Gulf Coast	49	—	52	—

Total	12,113	11,299	47,052	46,848

Average royalty revenue per ton:
Appalachia
Northern	$3.64	$3.07	$3.81	$3.03
Central	5.45	5.05	5.36	4.73
Southern	6.84	5.82	6.87	6.00
Total Appalachia	5.27	4.74	5.26	4.61
Illinois Basin	4.02	3.50	3.90	3.31
Northern Powder River Basin	1.99	1.94	1.89	1.94
Gulf Coast	1.67	—	1.77	—
Combined average royalty revenue per ton	$4.67	$4.28	$4.71	$4.20

Aggregates:
Royalty revenues	$1,382	$883	$4,869	$4,260
Aggregate royalty bonus	$—	$—	$(639)	$1,320
Production:	1,789	640	4,365	3,269
Average base royalty per ton:	$0.77	$1.38	$1.12	$1.30
NRP Reports 2010 and 4Q10 Results

Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues:
Coal royalties	$56,626	$48,327	$221,761	$196,621
Aggregate royalties	1,382	883	4,230	5,580
Coal processing fees	2,924	1,865	9,604	7,673
Transportation fees	3,461	3,883	14,564	12,517
Oil and gas royalties	3,521	3,871	7,720	7,520
Property taxes	2,285	2,600	11,270	11,636
Minimums recognized as revenue	3,625	201	14,199	1,266
Override royalties	2,509	3,290	11,258	9,251
Other	1,210	982	6,795	4,020

Total revenues	77,543	65,902	301,401	256,084
Operating costs and expenses:
Depreciation, depletion and amortization	12,930	11,986	56,978	60,012
General and administrative	7,791	5,176	29,893	23,102
Property, franchise and other taxes	3,295	3,597	15,107	14,996
Transportation costs	428	467	1,864	1,611
Coal royalty and override payments	247	1,174	1,498	2,388

Total operating costs and expenses	24,691	22,400	105,340	102,109

Income from operations	52,852	43,502	196,061	153,975
Other income (expense)
Interest expense	(10,356)	(10,592)	(41,635)	(40,108)
Interest income	10	17	35	213

Income before non-controlling interest	$42,506	$32,927	$154,461	$114,080

Non-controlling interest	$—	$—	—	—

Net income	$42,506	$32,927	$154,461	$114,080

Net income attributable to:
General partner	$850	$559	$2,570	$1,611

Holders of incentive distribution rights	$—	$4,977	$25,966	$33,515

Limited partners	$41,656	$27,391	$125,925	$78,954

Basic and diluted net income per limited partner unit:	$0.39	$0.39	$1.54	$1.17

Weighted average number of units outstanding:	106,028	69,451	81,917	67,702

NRP Reports 2010 and 4Q10 Results

Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net income	$42,506	$32,927	$154,461	$114,080
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	12,930	11,986	56,978	60,012
Non-cash interest charge, net	125	127	540	1,463
Change in operating assets and liabilities:
Accounts receivable	2,714	601	(2,627)	581
Other assets	(647)	(646)	(27)	(67)
Accounts payable and accrued liabilities	165	10	468	(133)
Accrued interest	6,969	7,064	(489)	3,850
Deferred revenue	13,237	15,958	42,491	26,264
Accrued incentive plan expenses	3,712	2,169	6,137	4,577
Property, franchise and other taxes payable	1,323	1,674	762	42

Net cash provided by operating activities	83,034	71,870	258,694	210,669

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	(55,206)	(3,768)	(166,382)	(118,754)
Acquisition or construction of plant and equipment	(1,674)	—	(5,994)	(1,157)
Disposition of assets	772	—	1,580	—

Net cash used in investing activities	(56,108)	(3,768)	(170,796)	(119,911)

Cash flows from financing activities:
Proceeds from loans	55,000	6,000	140,000	331,000
Proceeds from issuance of units	—	—	110,436	—
Capital contribution by general partner	—	—	2,350	—
Deferred financing costs	—	—	—	(661)
Repayments of loans	—	—	(106,234)	(168,235)
Retirement of obligation related to acquisitions	—	(9,000)	(9,169)	(72,000)
Costs associated with issuance of units	(67)	—	(219)	(21)
Fees associated with the elimination of the IDRs	(171)	—	(2,341)	—
Distributions to partners	(58,422)	(43,348)	(209,849)	(188,135)

Net cash (used in) provided by financing activities	(3,660)	(46,348)	(75,026)	(98,052)

Net increase or (decrease) in cash and cash equivalents	23,266	21,754	12,872	(7,294)
Cash and cash equivalents at beginning of period	72,240	60,880	82,634	89,928

Cash and cash equivalents at end of period	$95,506	$82,634	$95,506	$82,634

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$3,273	$3,394	$41,565	$34,710

Non-cash investing activities:
Mineral rights to be received	$—	$—	$—	$—
Liability associated with acquisitions	325	1,170	1,593	1,170
Equity issued for acquisitions	—	95,910	—	95,910
Non-controlling interest	—	—	(5,065)	—
Non-cash financing activities:
Obligation related to purchase of reserves and infrastructure	$—	$—	$6,200	$74,022
NRP Reports 2010 and 4Q10 Results

Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands, except for unit information)

	December 31,	December 31,
	2010	2009
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$95,506	$82,634
Accounts receivable, net of allowance for doubtful accounts	26,195	27,141
Accounts receivable — affiliate	7,915	4,342
Other	910	930

Total current assets	130,526	115,047
Land	24,543	24,343
Plant and equipment, net	62,348	64,351
Coal and other mineral rights, net	1,281,636	1,151,835
Intangible assets	161,931	164,554
Loan financing costs, net	2,436	2,891
Other assets, net	616	569

Total assets	$1,664,036	$1,523,590

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$1,388	$914
Accounts payable — affiliates	499	179
Obligation related to acquisitions	—	2,969
Current portion of long-term debt	31,518	32,235
Accrued incentive plan expenses — current portion	6,788	4,627
Property, franchise and other taxes payable	6,926	6,164
Accrued interest	9,811	10,300

Total current liabilities	56,930	57,388
Deferred revenue	109,509	67,018
Accrued incentive plan expenses	11,347	7,371
Long-term debt	661,070	626,587
Partners’ capital:
Common units (106,027,836 in 2010, 69,451,136 in 2009)	806,529	747,437
General partner’s interest	14,132	13,409
Holders of incentive distribution rights	—	4,977
Non-controlling interest	5,065	—
Accumulated other comprehensive loss	(546)	(597)

Total partners’ capital	825,180	765,226

Total liabilities and partners’ capital	$1,664,036	$1,523,590

NRP Reports 2010 and 4Q10 Results

Natural Resource Partners L.P.
Reconciliation of GAAP Financial Measurements
to Non-GAAP Financial Measurements
(In thousands)
Reconciliation of GAAP “Net cash provided by operating activities”
To Non-GAAP “Distributable cash flow”

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net cash provided by operating activities	$83,034	$71,870	$258,694	$210,669
Less scheduled principal payments	—	—	(32,234)	(17,235)
Less reserves for future principal payments	(7,880)	(8,058)	(31,699)	(32,235)
Add reserves used for scheduled principal payments	—	—	32,234	17,235

Distributable cash flow	$75,154	$63,812	$226,995	$178,434

NRP Reports 2010 and 4Q10 Results

Reconciliation of GAAP “Net income attributable to the limited partners”
To Non-GAAP “Adjusted net income attributable to the limited partners”

	For the Year Ended
	December 31
	2010	2009
	(unaudited)
Non-GAAP
GAAP net income	$154,461	$114,080
Add write-off of property due to mine closure	—	8,195

Adjusted net income	$154,461	$122,275

Adjusted net income attributable to:
General partner	$2,570	$1,775

Holders of incentive distribution rights:	$25,966	$33,515

Limited partners	$125,925	$86,985

GAAP basic and diluted net income per limited partner unit	$1.54	$1.17

Adjusted basic and diluted net income per limited partner unit	$1.54	$1.28

GAAP weighted average number of units outstanding:	81,917	67,702

Reconciliation of GAAP “Net income attributable to the limited partners”
To Non-GAAP “Adjusted net income attributable to the limited partners”

	Three Months Ended
	December 31,	September 30,
	2010	2010
	(unaudited)
Non-GAAP
GAAP net income	$42,506	$40,153
Adjusted net income attributable to:

General partner	$850	$803

Holders of incentive distribution rights:	$—	$—

Limited partners	$41,656	$39,350

GAAP basic and diluted net income per limited partner unit	$0.39	$0.51

Adjusted basic and diluted net income per limited partner unit	$0.39	$0.37

GAAP weighted average number of units outstanding:	106,028	77,896

Adjustment for units issued during third quarter in exchange for the elimination of the incentive distribution rights	—	28,132

Adjusted weighted average number of units outstanding	106,028	106,028

-end-
NRP Reports 2010 and 4Q10 Results